Exhibit 10.33
Agreement of Purchase And Sale
     This Agreement of Purchase And Sale (the “Agreement”), made and entered into this 22nd day of September, 2004, by and between the Seller (as hereinafter defined) and the Buyer (as hereinafter defined) is based upon the following recitals:
     A. Seller is the owner of the Property (as hereinafter defined) which Buyer desires to purchase upon the terms and conditions hereinafter set forth.
     B. Seller desires to sell the Property upon such terms and conditions.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Buyer do hereby mutually agree as follows:
1.	DEFINITIONS.
(a)	Seller: Parry F. Goodman and Ivy Goodman, husband and wife whose address is 2905 Luckie Rd., Weston, FL 33331.

(b)	Buyer: Robert J. Manne and/or assigns, with offices at: 2000 Ultimate Way, Weston, FL 33326.

(c)	Property: the legal description of which is set forth on Exhibit “A” attached hereto and hereby made a part hereof.

In the event that the legal description as contained in the survey and in the title commitment described below deviates from the legal description attached hereto, the legal description hereto shall be conformed to the legal description contained in the survey and title commitment, said Property consisting of one building (with approximate net rentable area of 5,000 square feet), together with any appurtenant parking.

(e)	Personalty: The Personalty shall include: (i) all insurance proceeds owned by Seller payable with respect to any casualty which occurs to the Improvements prior to the Closing Date (as hereinafter defined); (ii) any pending or future award concerning the Property made in condemnation or in lieu thereof; (iii) all architectural, engineering and construction plans, specifications and drawings relating to the Property owned by Seller; (iv) a complete copy of the Declaration of Restrictions and Protective Covenants Town Center Medical and Professional Campus together with any and all amendments thereto, and (v) those items of personal property, if any, to be listed on Exhibit “B” attached hereto and hereby made a part hereof prior to the expiration of the Inspection Period as hereinafter defined.
2.	PERSONALTY. Seller agrees to sell and convey the Personalty to Buyer by Bill of Sale.

3.   PURCHASE PRICE. The Purchase Price to be paid by Buyer to Seller for the Property is ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000.00) and shall be payable as follows:
(a)	A deposit of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) (the “Deposit”) shall be delivered to the Escrow Agent by Buyer upon full execution hereof by both Seller and Buyer, which deposit shall be held in escrow subject to the terms of this Agreement by Becker & Poliakoff, P.A. (the “Escrow Agent”).

(b)	On or before October 5, 2004, an additional deposit of SIXTY-FIVE THOUSAND AND NO/100 DOLLARS ($65,000.00) (the “Additional Deposit”), which deposit shall be held in escrow subject to the terms of this Agreement by the Escrow Agent.

(c)	Subject to the terms of this Agreement, the balance of the Purchase Price, subject to prorations and adjustments as is provided for herein, is to be paid in unrestricted funds at the Closing.
4.   EFFECTIVE DATE. The “Effective Date” of this Agreement shall be the date when the last one of the Seller and Buyer has signed this Agreement.
5.    EVIDENCE OF TITLE. Seller shall, within five (5) days from the Effective Date, deliver to Buyer the Seller’s prior title insurance policy for the Property issued by a qualified title insurer. This Agreement is contingent upon Buyer being able to obtain, within thirty (30) days from the Effective Date, from a qualified title insurer selected by Buyer, a commitment agreeing to issue to Buyer, upon recording of the deed to Buyer, an Owner’s policy of title insurance in the amount of the purchase price, insuring title of the Buyer to the Property, subject only to liens, encumbrances, exceptions or qualifications set forth in this Agreement as Permitted Exceptions and as set forth on Exhibit “F” (“Permitted Exceptions”), and those which shall be discharged by Seller at or before Closing. Such Permitted Exceptions shall include only: (i) such easements and restrictions of record and applicable zoning ordinances as will not interfere with the existing use of the improvements as an office building occupied and operated by a computer software company; (ii) property taxes for the calendar year in which the Closing Date shall occur; and (iii) such other matters of which Buyer may approve in its discretion upon examining the Commitment, as hereinafter defined in accordance with the Florida Bar Uniform Title Standards. Any such matters other than the Permitted Exceptions are hereinafter referred to as “Title Defects”. Survey defects concerning the Property shall be deemed as Title Defects pursuant to this Article. Buyer shall have seven (7) business days from date of receiving evidence of title, in the form of a commitment to insure, together with legible copies of all exceptions listed in the Commitment, to examine same. If Buyer objects to any exceptions or items contained therein, Buyer shall, within the above referenced seven (7) business day period, notify Seller in writing specifying defect(s). Seller shall have Thirty (30) days from receipt of notice within which to use its best efforts to remove said defect(s), and if Seller is unsuccessful in removing them within said time, Buyer shall have the option of either (1) accepting the title as it then is but using such portion of the Purchase Price as may be necessary to reduce or remove any such title defect, or (2) demanding a refund of the Deposit and the Additional Deposit paid hereunder which shall forthwith be returned to Buyer and thereupon Buyer and Seller shall be released, as to one another, of all further obligations under the Agreement. At Closing the Buyer shall pay to Buyer’s Title Agent, Becker & Poliakoff, P.A., the necessary premium to procure issuance of the Owner’s title policy as above set forth.
6.   EXISTING MORTGAGE. Prior to Closing, Seller shall furnish a current estoppel letter as to the existing mortgage, if any, which shall be satisfied at Closing.
7.   SURVEY. Seller shall deliver to Buyer within Five (5) days of the Effective Date its existing survey unless the survey as contained in the Condominium Documents and previously provided to Buyer is accurate and no improvements or corrections have been made to said survey. Buyer, within thirty (30) days of the delivery of Seller’s survey, may have the Property re-surveyed at Buyer’s expense. If the Buyer’s survey or the Seller’s survey, certified by a Florida surveyor, shows any encroachment of said Property, or that improvements intended to be located on the Property in fact encroach on lands of others, or violate any of the covenants set forth in this Agreement, or contain any matters other than the Permitted Exceptions not approved or waived by Buyer, the same shall be treated as a Title Defect. Seller shall cooperate with Buyer in any re-certification of such surveys as Buyer may require.
8.   UNDERTAKINGS OF SELLER: Seller shall, within Ten (10) days from the Effective Date, deliver to the Buyer the following documents (the “Submittals”):
(a)	To be marked Exhibit “B”, an itemized inventory of all PERSONALTY, listing thereon any and all liens applicable thereto (which due date shall coincide with the Inspection Period).

(b)	To be marked Exhibit “C”, copies of all engineering reports, traffic studies, plans, specifications, artist renderings, photographs, certificates of occupancy, and other documentation pertaining to the construction, operation, maintenance and/or use of the Property (including contracts and warranties, if any) as may be in the possession of Seller, or readily obtained from any consultant or agent of Seller.

(c)	To be marked Exhibit “D”, copies of all notices of violation from any party relating to the Property known to Seller.

(d)	To be marked Exhibit “E”, copies of the Permitted Exceptions.
ALL EXHIBITS AS HEREIN ABOVE SET FORTH SHALL BE DEEMED AS INCORPORATED HEREIN.
9.   REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date, as follows:
(a)	Seller has good and marketable title to the Property, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions,

restrictions, rights-of-way, easements, judgments or other matters except the Permitted Exceptions, no agreement other than this Agreement concerning or restricting the sale of the Property is in effect, and no person or entity has any right or option to acquire or possess property other than Buyer.

(b)	Except as set forth herein, or in the Exhibits, Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Buyer as a successor in interest with respect to the Property and except as set forth herein, or in the Exhibits, Seller is not a party to any Contracts affecting the Property which cannot be canceled upon not more than thirty (30) days notice to the other parties thereto. The provisions of this subparagraph shall survive the Closing.

(c)	Except as set forth herein, no commitments have been made to any governmental authority, utility company, school board, church or other religious body, any homeowners or homeowners’ association, or any condominium association, or to any other organization, group or individual relating to the Property which would impose an obligation upon Buyer or its successors or assigns to make any contributions or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property. Except as set forth herein, no governmental authority has imposed any requirement that any owner of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the ownership or development of the Property. The provisions of this subparagraph shall survive the Closing.

(d)	No notices or requests have been received by Seller from any insurance company issuing any of the insurance policies affecting the Property which have not been complied with. Any notices or requests from any such insurance company received prior to the Closing Date shall be complied with by Seller prior to the Closing Date.

(e)	The existing mortgage is currently in good standing.

(f)	To the best of Seller’s knowledge and belief, there are no pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part thereof.

(g)	Any PERSONALTY to be conveyed herein and as inventoried in attached Exhibit “B” is free from any and all encumbrances.

(h)	Seller has received no notice, oral or written, of the intention of any public authority or other entity to take or use the Property or any part thereof.

(i)	Seller is not a party or otherwise subject to any commitment, obligation, agreement, litigation or other proceeding which would prevent Seller from completing the sale of the Property under this Agreement or adversely affect the value of the Property in the hands of Buyer. Seller has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions described herein having been duly and validly authorized by all necessary corporate action and the observance of all required formalities on the part of Seller, such that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transaction contemplated hereby, nor compliance by Seller with any of the provisions hereof will: (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the Property is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Property.

(j)	Seller is in sole possession and no other party has any interest, whether leasehold or otherwise, in the Property, and there are no rights of use or occupancy for any portion of the Property now in effect or hereafter to come into effect in favor of any party other than Seller.

(k)	Except as reflected upon Exhibit E, Seller has not received any notice of violation, of any applicable building, zoning or other ordinances, resolutions, statutes, or regulations from any insurance company or governmental agency in respect to the operation or condition of Property or Personalty, and, to the best of Seller’s knowledge there are no such violations.

(l)	The Property has not in the past, and is not now, used as a depository or storage area for trash, garbage or any toxic waste, hazardous materials or toxins.

(m)	Seller has full power and authority to own and sell the Property and to comply with the terms of this Agreement. This provision shall survive Closing.

(n)	The execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction contemplated by this Agreement are within Seller’s capacity. This provision shall survive Closing.

(o)	All of the warranties and representations of the Seller set forth in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date, and shall be true as of the Closing Date and shall survive the Closing of this transaction, for a period of twelve (12) months, unless specifically provided for to the contrary herein.

(p)	In the event that Buyer becomes aware prior to Closing that any of Seller’s warranties or representations set forth in Article 9 of this Agreement that are material to Buyer’s intended purpose for the Property are not true on the Effective Date or at any time thereafter but prior to Closing, and in the event that Seller is unable to render any such representation or warranty true and correct as of the Closing Date, Buyer may either: (i) terminate this Agreement by written notice thereof to Seller and Escrow Agent, in which event the Deposit and the Additional Deposit shall be returned to Buyer and the parties will be relieved of all further obligations hereunder, or (ii) elect to close under this Agreement notwithstanding the failure of such representation, in which event the Closing shall be deemed a waiver by Buyer of the failure of such representation and warranty.
10.   SPECIAL ASSESSMENT LIENS. Certified, confirmed and ratified special assessment liens as of the Closing Date (and not as of Effective Date) are to be paid by Seller. Pending liens as of the date of Closing shall be assumed by Buyer, provided, however, that where the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified, confirmed or ratified, and Seller shall, at Closing, be charged an amount equal to the last estimate by the public body, of the assessment for the improvement.
11.   RISK OF LOSS. Seller shall bear all risk of casualty loss to Property occurring prior to Closing and shall maintain in full force and effect all hazard, casualty and liability insurance now in force and insuring the Property against loss and damage or destruction through the Closing Date. In the event of any damage or destruction to any of the Property prior to Closing, not restored by the Closing Date, Buyer shall have the option to either:
(a)	Rescind this Agreement and receive a refund of the Deposit and the Additional Deposit together with all interest thereon; or

(b)	Close this transaction and be entitled to receive the full amount of any proceeds of such insurance payable on the account of loss, damage, or destruction. Seller shall maintain all present insurance in full force and effect through the Closing Date.
     In the event Buyer elects to close this transaction under subparagraph (b) of this Article, any loss shall be settled with the insurers only with the written consent of Buyer, and, if at Closing there shall be any losses which shall not have been settled or adjusted, Seller shall transfer and assign the insurance claim to Buyer, and this transaction shall be consummated in the same manner as if there had been no damage or destruction to Property. Anything herein to the contrary notwithstanding, Buyer agrees that Buyer shall not be entitled to rescind this transaction if any damage or destruction be less than Ten Thousand ($10,000.00) Dollars, provided such loss is compensable by insurance carriers insuring property and that such insurance proceeds are assigned to Buyer at Closing. The determination of the insurance adjuster for the respective insurance carrier regarding the extent of such loss shall be determinative as between Buyer and Seller relative to the value placed on such loss.
12.   SELLER’S OPERATIONS PRIOR TO CLOSING. Seller agrees that between the date hereof and the Closing Date, Seller shall:
(a)	Not: (i) transfer any of the Property or create on the Property any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with the terms and conditions of this Agreement; (ii) enter into any leases relative to the Property without the prior written consent of Buyer.
(b)	At Seller’s sole cost and expense:
(i)	Provide all services with respect to the Property and any tenant(s) required to be provided by any lease or, if not so required, that have customarily been provided; and

(ii)	Maintain and operate the Property and all improvements, fixtures, and equipment thereon in a customary and serviceable manner to the end that the improvements, equipment and fixtures will be in the same operating condition on the Closing Date as on the Effective Date, reasonable wear and tear excepted; and

(iii)	Promptly comply with any and all notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, or municipal departments or other governmental authorities having jurisdiction over the Property or the use or operation thereof.
(c)	Not enter into, extend, renew, or replace any existing service agreements in respect to the Property that are the responsibility of the owner of the Property, unless said service agreements contain a provision for cancellation at the option of either party upon not more than thirty (30) days notice.

(d)	Promptly disclose in writing to Buyer any material change in any facts or circumstances which would make any of the representations, or other provisions of this Agreement inaccurate, incomplete or misleading.

(e)	Cooperate with Buyer and exercise its best efforts to assist Buyer in carrying out the transactions contemplated herein, in obtaining all required approvals and authorizations, and in delivering all documents, instruments, or copies thereof or other information deemed reasonably necessary or useful by Buyer, including Seller’s cooperation with Buyer, as reasonably requested by Buyer, to facilitate and expedite the issuance of building permits.

(f)	Be solely liable for the payment of all costs and expenses, liabilities, obligations and claims arising out of matters which shall have occurred during Seller’s ownership of the Property, Seller hereby agreeing to defend, indemnify and hold Buyer harmless, regardless whether or when the Closing shall have occurred, from any and all loss, cost or damage, (including without limitation legal fees and court costs) arising from, or related to, any of the foregoing. This paragraph shall survive the Closing.

13.   INSPECTION AND FEASIBILITY. Buyer shall have until thirty (30) calendar days from the Effective Date (hereinafter referred to as the “Inspection Period”) to determine, at Buyer’s sole expense and in Buyer’s sole and absolute discretion, whether the Property is suitable for Buyer’s intended use of the Property. Buyer, its employees, agents or independent contractors shall be permitted to come onto the Property, upon reasonable prior verbal notice, during the Inspection Period in order to examine the Property and perform their own investigations, engineering, surveying work, soil tests, percolation, permeability tests and feasibility studies thereon; all as may be necessary or desirable in the sole opinion of the Buyer in order for Buyer to evaluate the physical and economic characteristics of the Property, as well as other matters as may be deemed by the Buyer to be reasonably necessary in order for Buyer to generally evaluate the Property and determine the feasibility and advisability of Buyer’s purchasing of the same for the purposes and uses contemplated by the Buyer, including, without limitation, independent investigations and inquiries concerning the association governing the use and occupancy of the Property and pending assessments charged or to be charged by the association, all applicable zoning, environmental and other codes, ordinances, statutes, rules and regulations affecting the Property and its use as well as the availability of access and utility services thereto, the possibilities and conditions upon which the Property can be developed and used within the City of Weston, Broward County, Florida, flood plan analysis, suitability of access and financial feasibilities concerning the Property and all standards, guide lines, conditions, and criteria that such a development and/or use may require under all laws and ordinances applicable thereto including in said analysis any and all documentation that may be furnished Buyer pursuant to Articles 5, 7, 8 and 9 above. Buyer, as a condition to its exercise of such right of entry and inspection, specifically agrees to defend, indemnify, save and hold Seller harmless from and against any loss, damage, liens, liability, suit, claim, cost or expense (including reasonable attorneys’ fees) arising from the exercise by the Buyer or its employees, agents, engineers, surveyors, architects, or consultants of such right of entry.
     In the event that the results of such inspections, investigations, and inquiries are, in Buyer’s sole opinion and within Buyer’s sole discretion, unacceptable to Buyer for any reason whatsoever, and Buyer so notifies Seller in writing of that fact and determination on or before 5:00 p.m. on the date of the expiration of the Inspection Period then, at Buyer’s option, Buyer may thereupon terminate this Agreement and receive back the Deposit and Additional Deposit hereunder together with all interest earned thereon and this Agreement and all rights and obligations of the parties hereunder shall cease, terminate and be null and void. The failure of the Buyer to notify Seller in writing of the unacceptability of such inspections, investigations and inquiries before the expiration of said Inspection Period, however, shall be deemed to be and constitute a waiver by Buyer of its right to terminate this Agreement pursuant to the provisions of this Article. Nothing contained herein shall prevent or prohibit Buyer from giving Seller notice that Buyer’s intended use of the Property is not feasible at any time within said Inspection Period. Provided however, that should Seller delay in delivering to the Buyer the Submittals as provided for in Paragraph 8 hereinabove, each day of such delay shall be added to the Inspection Period, i.e., should Seller complete delivery of the Submittals Five (5) days late, the Inspection Period shall be changed to thirty-five (35) days. However, in no event shall the Submittals be more than five (5) business days late.
     Upon termination of this Agreement by the Buyer, in accordance with this Article, the Buyer shall:

(a)	Deliver to Seller possession and all right, title and interest in and the originals of all surveys, inspection reports, tests, results, verifications, engineering studies, geological studies, surveying work, plats, maps, results of test borings, studies, land use plans and the like prepared or conducted by or for Buyer pursuant to this Agreement;

(b)	Reasonably restore the Property to the condition as existed as of the date of this Agreement, in reference to any work undertaken by Buyer pursuant to this Article 13; and

(c)	Return to Seller all of the Submittals.
14.   THIS ARTICLE INTENTIONALLY OMITTED.
15.   CLOSING DATE. Subject to all of the terms, covenants, and conditions hereof, the sale and purchase transaction contemplated in this Agreement shall be closed on or before December 1, 2004 unless the Closing Date shall be extended by the parties in writing in accordance with the terms and provisions of this Agreement, at the offices of the Buyer’s attorney, Becker & Poliakoff, P.A., provided that the Agreement has not been prior thereto terminated by the Buyer in accordance with any of the provisions of this Agreement. At such Closing, Buyer shall deliver to Seller, in the form hereinabove specified, all monies required to complete Buyer’s payment of the Purchase Price of the Property, and Seller shall execute and deliver the statutory general warranty deed, and other documents contemplated and required to be executed and delivered pursuant to the provisions of this Agreement. Seller and Buyer shall also execute and deliver such other documents at Closing as may be reasonably required of them in order to consummate and close the sale and purchase transaction contemplated in this Agreement pursuant to the terms hereof.
16.   CLOSING DOCUMENTS. In addition to those documents otherwise required herein to be delivered, Seller shall deliver to Buyer the following documents at Closing satisfactory to Buyer and its counsel:
(a)	Any set of “as-built” plans and specifications and a certificate of occupancy for the improvements on Property, if in Seller’s possession;

(b)	A Bill of Sale by which Seller shall convey and warrant the title to (but not the condition of) the Personalty to Buyer;

(c)	A Statutory General Warranty Deed, in recordable form, by which Seller shall convey the Property to Buyer, subject only to the Permitted Exceptions;

(d)	Such other items, instruments, corporate resolutions, certificates of incumbency, or affidavits as Buyer’s counsel, Buyer’s lender, or the title insurance company insuring title may reasonably require;

17.   PRORATIONS. The following matters concerning the Property will be apportioned between Buyer and Seller as of the Closing Date:
(a)	All taxes and special and other assessments (including future installments of special assessments) which have become a lien upon the Property or any part thereof prior to the Closing Date shall be paid by Seller and proof of such payment shall be given to Buyer prior to or at the Closing, or, at Seller’s option, credit shall be given to Buyer therefor. Taxes shall be prorated based on the current year’s tax with due allowance made for maximum allowable discount and any other exemptions if allowed for said year. If the Closing Date occurs on a date when the current year’s millage is not fixed, but the current year’s assessment is available, taxes will be prorated based upon such assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated on the prior year’s taxes; provided, however, if there are completed improvements on the Property by January 1st of the year in which the Closing Date occurs, which were not in existence on January 1st of the prior year, then taxes shall be prorated based upon the prior year’s millage and at an equitable assessment to be agreed upon between the parties, failing which, the parties shall use such informal assessment as may be developed by the County Property Appraiser. However, any tax proration based on such an estimate, at the request of either Buyer or Seller, shall be readjusted upon receipt of the final tax bill as a post-Closing adjustment. This provision shall survive the Closing;

(b)	Utility meters shall be read on or immediately prior to the Closing Date and the amounts due as disclosed by such readings shall be paid by Seller, or at Seller’s option, Buyer shall receive credit therefor; provided, however, that in the event such meters cannot be read, the parties shall prorate their respective responsibilities for such utilities based upon the last previous utility bill therefor;

(c)	Seller shall receive credit for all payments made prior to the Closing Date with respect to the Contracts, if any, as are assigned to Buyer at Closing and are allocable to periods subsequent to the Closing Date. Buyer shall receive credit for all payments becoming due subsequent to the Closing Date with respect to the Contracts, if any, as are assigned to Buyer at Closing and are allocable to periods prior to the Closing Date; and

(d)	All sales, use, and/or rental taxes shall have been paid at Closing, or shall be paid by Seller subsequent to Closing. If to be paid subsequent to Closing, an escrow shall be established, at Closing, to cover the cost of any unanticipated taxes. This provision shall survive Closing.
     Apportionment of matters set forth in subparagraphs (a) through (d) of this Article shall be for the tax year of Closing and shall be based on the latest available information. Should such proration be inaccurate based on the actual bill later received, then on notice, either party hereto may demand and shall be entitled to receive on demand, a payment from the other correcting such malapportionment. This paragraph shall survive the Closing.
18.   LIENS. Seller shall, both as to the Property and Personalty being sold hereunder, furnish to Buyer at time of Closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to Seller and further attesting that there have been no improvements to the Property for ninety (90) days immediately preceding date of Closing. If the Property has been improved within said time, Seller shall deliver releases or waivers of all mechanic’s liens, executed by general contractors, subcontractors, suppliers, and materialmen, in addition to Seller’s lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers and materialmen and further reciting that in fact all bills for work to the Property which could serve as a basis for a mechanic’s lien have been paid or will be paid at Closing, except as to any then pending “work in progress”, as to which Buyer and Seller shall enter into an appropriate written agreement concerning the resolution and disposition of the cost of same.
19.   EXPENSES. State documentary stamps which are required to be affixed to the instrument of conveyance, and the cost of recording any corrective instruments shall be paid by Seller. The cost of recording the deed and all fees and costs in connection with the new mortgage if any shall be paid by Buyer.
20.   ESCROW. The Escrow Agent, receiving funds pursuant to this Agreement is authorized and agrees by acceptance thereof to promptly deposit and to hold same in escrow and to disburse same subject to clearance thereof in accordance with terms and conditions of this Agreement. Failure of clearance of funds shall not excuse performance by the Buyer. In the event of doubt as to its duties or liabilities under the provisions of this Agreement, the Escrow Agent may in his sole discretion, continue to hold the monies which are the subject of this escrow until the parties mutually agree to the disbursement thereof, or until a judgment or a court of competent jurisdiction shall determine the rights of the parties thereto, or may deposit all the monies then held pursuant to this Agreement with the Clerk of the Circuit Court of the County having jurisdiction of the dispute, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. In the event of any suit between Buyer and Seller wherein the Escrow Agent is made a party by virtue of acting as such escrow agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover a reasonable attorney’s fee and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Buyer or Seller of monies subject to this escrow, unless such misdelivery shall de due to willful breach of this Agreement or gross negligence on the part of the Escrow Agent. All parties acknowledge that the Escrow Agent has rendered and will continue to render legal services to Buyer in connection with the preparation of this Agreement, the consummation of the transaction to which it relates, the issuance of title insurance, and in the prosecution and resolution of any and all disputes which may arise in connection therewith.

21.   ATTORNEY FEES AND COSTS. In connection with any litigation, including appellate proceedings arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.
22.   DEFAULT. If this Agreement is not otherwise terminated pursuant to the terms hereof, and should Buyer fail to perform this Agreement within the time specified, the Deposit and Additional Deposit paid by the Buyer aforesaid, together with interest thereon, shall be retained by Seller as liquidated damages, consideration for the execution of this Agreement and in full settlement of any claims, and Buyer shall be obligated to return all documents to Seller; whereupon all parties shall be relieved of all obligations under the Agreement. Should the Seller default or breach any obligation hereunder, the Buyer may:
(a)	seek specific performance of this Agreement, thereby waiving any action for damages; or

(b)	elect to receive the return of its full deposit, together with all interest thereon and thereby waive any action for damages or for specific performance in which event the Agreement shall be terminated upon Buyer’s receipt of all deposit monies and the interest and thereupon, neither party shall have any further rights hereunder or obligations to each other.
23.   AGREEMENT NOT RECORDABLE, PERSONS BOUND AND NOTICE. Neither this Agreement nor any notice thereof shall be recorded in any public records. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for either party shall be as effective as if given by or to said party.
24.   SOLE AND ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the conveyance of Property and Personalty and constitutes the sole and entire Agreement between Seller and Buyer with respect hereto.
25.   MODIFICATIONS. No alteration, amendment, change or addition to this Agreement shall be binding upon either party hereto unless and until reduced to writing and signed by both parties.
26.   ASSIGNMENT. Buyer may assign this Agreement in its sole and absolute discretion.
27.   INTERPRETATION. For all purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:
(a)	This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies arising hereunder, shall be governed by and adjudicated in accordance with the internal laws of the State of Florida. Venue shall be in Broward County, Florida.

(b)	Wherever in this Agreement the singular is used, the same shall include the plural, and vice-versa, and wherever in this Agreement the masculine gender is used, the same shall include the feminine and neuter genders, and vice-versa.

(c)	The captions, headings, and section numbers appearing in this Agreement are inserted as a convenience only and in no way define, limit, construe, or describe the scope or intent of such sections nor in any way effect the interpretation hereof.

(d)	The phrase “this Agreement” means this Agreement as it may be amended and/or supplemented from time to time.

(e)	Wherever the words “includes” or “including” are used in this Agreement, the same shall not be construed to restrict or limit any of the language, terms or definitions used in association therewith.

(f)	Any reference in this Agreement to an entity shall include and shall be deemed to be a reference to any entity that is a successor to such entity.

(g)	The words “Deposit”, “Additional Deposit” “Property”, “Submittals”, and “Personalty” shall be interpreted to include any and all respective portions thereof.

(h)	Whenever this Agreement requires that something be done within a period of days, such period shall: (i) not include the day from which such period commences; (ii) include the day upon which such period expires; (iii) expire at 5:00 p.m. local time on the date by which such thing is to be done; (iv) if five (5) days or more, be construed to mean calendar days; provided that if the final day of such period falls on a Saturday, Sunday or legal holiday in the state where such thing is to be done, such period shall be extended to the first business day thereafter; and (v) if less than five (5) days, be construed to exclude any Saturday, Sunday, or legal holiday in the state where such thing is to be done which falls within such period.

(i)	Wherever in this Agreement, the consent of either party to or of any act by the other is required, such consent shall not be unreasonably withheld or delayed, except as otherwise indicated, if at all. The consent by either party to or of any act by the other requiring further consent shall not be deemed to waive or render unnecessary the consent of such party to any subsequent similar act.

(j)	It is understood and agreed that this Agreement may be executed in several counterparts, each of which, for all purposes, shall be deemed to constitute an original and all of which counterparts, when taken together, shall be deemed to constitute one and the same Agreement, even though all of the parties hereto may not have executed the same counterpart.

(k)	Wherever in this Agreement provision is made for the doing of any act by any person it is understood and agreed that such act shall be done by such person at its own cost and expense unless a contrary intent is expressed.
28.   JUDICIAL CONSTRUCTION. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its agent prepared the same, it being agreed that the agents of all Parties have participated in the preparation hereof. This Agreement shall be construed pursuant to the laws of the State of Florida.
29.   CLOSING DATE. The words “Closing” and “Closing Date”, or words of similar importance as used in this Agreement, shall be construed to mean the originally fixed title and Closing Date specified herein or any adjourned time and date specified herein or agreed to in writing by the Parties or any earlier date permitted herein.
30.   DELIVERY OF POSSESSION. Possession of the Property shall be delivered to Buyer at Closing.
31.   INDEMNIFICATION. Seller hereby agrees that it alone shall be liable for the payment of all costs and expenses, liabilities, obligations and claims arising out of its ownership of the Property prior to the Closing Date, except as to any liabilities expressly assumed by Buyer in this Agreement (collectively, the “Liabilities”). Seller agrees to defend, indemnify and hold Buyer harmless from any and all loss, cost or damage, including, without limitation, attorney’s fees and court costs, arising from any of the Liabilities. The provisions of this paragraph shall survive Closing hereunder.
32.   NOTICES. All notices, demands, or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective on being deposited in the United States mail, postage prepaid and registered, or certified with return receipt requested to the addresses appearing on the executed page hereof, or when delivered by hand to the addresses shown below:

AS TO SELLER:	Parry F. & Ivy Goodman
2905 Luckie Rd.
Weston, FL 33331
Fax No.: (954) 389-6130

WITH A COPY TO:	Craig R. Stone, Esq.
8751 W. Broward Blvd., Ste 307
Plantation, FL 33324
Fax No.: (954) 476-2347

AS TO BUYER:	Robert J. Manne
2000 Ultimate Way
Weston, FL 33326
Fax No.: (954) 331-7699

WITH A COPY TO:	Becker & Poliakoff, P.A.
3111 Stirling Road
Ft. Lauderdale, FL 33312-6525
Attn: Lorrie Prettyman
Fax No.: (954) 985-4170
     Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall constitute receipt of the notice, demand, or request sent.
33.   SAVING CLAUSE. Should any provision of this Agreement for application thereof to any person or circumstance be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, to any person or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the full extent permitted by law.
34.   NO WAIVERS. No delay or omission by either Party hereto to exercise any right or power accruing on any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof, except as otherwise herein provided. A waiver by either of the Parties hereto or any of the covenants, conditions, or agreements hereof to be performed by either shall not be construed to be a waiver of any succeeding breach thereof or any other covenant, condition, or agreement herein contained.
35.   NO MERGER. The statements, representations and warranties set forth in this Agreement shall not survive the Closing, except where specifically provided to the contrary.
36.   BROKERS: Seller and Buyer hereby acknowledge, represent and warrant to each other that no broker or finder has been employed by either Seller or Buyer. Seller and Buyer each warrant to the other that no commissions are payable by Seller and Buyer or due to any broker or finder in connection with this Agreement or the transaction contemplated herein, and Seller and Buyer each hereby agree to indemnify, defend, save and hold the other harmless from and against the payment of any commissions or fees or claims for commissions or fees; it being expressly agreed that the foregoing agreement of indemnification shall survive any Closing under this Agreement.

37.   DISCLOSURES:
(a)	Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
38.   AS IS. In the event that Buyer does not terminate this Agreement during the Inspection Period as hereinabove provided, the Property shall be sold in an “as is” condition as of the Closing Date. Provided however that, a condition precedent to such closing shall be that the Property is, as of the Closing Date, free and clear of all hazardous material, toxic waste, or toxins or Buyer shall have the option to terminate this Agreement. Should the Agreement be terminated under this provision, all deposits, together with all interest thereon, shall be returned to Buyer, and this Agreement shall be of no further force or effect.
39.   Seller requests a Section 1031 tax deferred exchange in connection with this transaction. The parties agree to cooperate in effecting the exchange in accordance with Section 1031 of the Internal Revenue Code, including execution of any documents that may be reasonably necessary to effect the exchange; provided that (1) the Seller shall bear all additional costs incurred in connection with the exchange, (2) the Buyer shall not be obligated to delay the closing or to execute any note, contract, or other document providing for any liability which would survive the exchange, and (3) provided that Escrow Agent has complied with written instructions from Seller regarding the disbursement of the sales proceeds, Escrow Agent shall not be liable to Seller for failure to effectuate the Section 1031 exchange.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year indicated.

BUYER:
/s/

Date: September 22, 2004

	By:	/s/ Robert Manne
Robert Manne

SELLER:
Date: September 22, 2004		/s/ Parry F. Goodman
Parry F. Goodman

/s/ Ivy Goodman
Ivy Goodman

SCHEDULE OF EXHIBITS

Exhibit “A”	Legal Description of the Property.

Exhibit “B”	Inventory of Personalty.

Exhibit “C”	Copies of all engineering reports, traffic studies, plans, specifications, artist renderings, photographs, certificates of occupancy, and other documentation pertaining to the construction, operation, maintenance and/or use of the Property (including contracts and warranties, if any) as may be in the possession of Seller or readily obtained from any consultant or agent of Seller.

Exhibit “D”	Copies of all notices of violation from any party relating to the Property.

Exhibit “E”	Permitted Exceptions.